UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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Synovus Financial Corp.

(Name of Registrant as Specified in Its Charter)

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On December 8, 2008, Synovus Financial Corp. (the “Company”) made the following communication available to the Company’s employees:
Exercise Your Right To Vote!
All Synovus shareholders recently received, by mail, notice of a Special Meeting of Shareholders to be held on December 17, 2008. If you are a Synovus shareholder, your participation in this Special Meeting is very important. You are being asked to approve two amendments:
A.	An amendment to our Articles of Incorporation to authorize the issuance of preferred stock; and

B.	An amendment to our Bylaws to authorize the Board of Directors to fix the size of the Board of Directors.
These two important amendments are required to enable Synovus to participate in the Capital Purchase Program, which is part of the Troubled Asset Relief Program designed to encourage U.S. financial institutions to build capital and increase flow of financing to U.S. businesses and consumers. Our application to participate in the Capital Purchase Program has been preliminarily approved by the U.S. Treasury. However, our participation remains subject to shareholder approval of the above proposed amendments.
The approval of these amendments requires affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by shareholders. No matter your level of ownership in our company, or whether or not you plan to attend this meeting in person, it is very important that your shares be voted. To make sure your shares are represented, vote promptly using the voting materials mailed to you.
Three ways you can vote:
•	By mail — Complete and mail your proxy card in the postage-paid envelope provided with your proxy.
•	By Internet — Go to http://www.proxyvoting.com/snv and follow the easy instructions. You will need your proxy card in hand when your access the web site.
•	By telephone — at 1-866-540-5760. You will also need your proxy card in hand to vote by phone.
Internet and telephone voting are available through 11:59 p.m. Eastern Time, December 16, 2008, the day prior to the Special Meeting.
Do your part! Help Synovus secure this additional capital. Vote today!

On December 9, 2008, the Company commenced mailing the following letter to holders of the Company’s common stock:
December 9, 2008
Dear Shareholder:
According to our latest records, we have not yet received your proxy for the important Special Meeting of Synovus Financial Corp. Shareholders to be held on December 17, 2008. Your Board of Directors unanimously recommends that shareholders return the enclosed proxy card voting FOR all of the items on the agenda.
Approval of the two agenda items is necessary for Synovus to participate in the Treasury Department’s TARP program. Since the proposals require the affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast, your vote is critical, no matter how many or how few shares you may own.
If you fail to vote your shares it will have the same effect as a vote AGAINST the proposal to amend the Articles of Incorporation.
Please help your company avoid the expense of further solicitation by voting TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.
Thank you for your continuing support,
Richard E. Anthony
Chairman of the Board and
Chief Executive Officer
REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.